UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2008
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Electro Scientific Industries, Inc.

(Name of Registrant as Specified In Its Charter)

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Notice of Annual Meeting of Shareholders

To the Shareholders of Electro Scientific Industries, Inc.:

The Annual Meeting of Shareholders of Electro Scientific Industries, Inc. (ESI) will be held at ESI’s offices, 13900 NW Science Park Drive, Portland, Oregon, on Thursday, October 20, 2005 at 1:00 p.m. Pacific Time, for the following purposes:

1.	To elect three directors for a term of three years.

2.	To ratify the appointment of KPMG LLP as ESI’s independent registered public accounting firm for the fiscal year ending June 3, 2006.

3.	To transact any other business that properly comes before the meeting.

Only shareholders of record at the close of business on August 15, 2005 will be entitled to vote at the annual meeting.

Your vote is very important. Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. Promptly voting your shares by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card will ensure the presence of a quorum at the meeting. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Retention of the proxy is not necessary for admission to or identification at the meeting.

By Order of the Board of Directors

J. Michael Dodson
Senior Vice President of Administration,
Chief Financial Officer and Secretary

Portland, Oregon
September 12, 2005

ELECTRO SCIENTIFIC INDUSTRIES, INC.
PROXY STATEMENT

The mailing address of the principal executive offices of the Company is 13900 NW Science Park Drive, Portland, Oregon 97229-5497. The approximate date this proxy statement and the accompanying proxy forms are first being mailed to shareholders is September 12, 2005.

SOLICITATION AND REVOCABILITY OF PROXY

The enclosed proxy is solicited on behalf of the Board of Directors of Electro Scientific Industries, Inc., an Oregon corporation, for use at the Annual Meeting of Shareholders to be held on October 20, 2005. The Company will bear the cost of preparing and mailing the proxy, proxy statement and any other material furnished to the shareholders by the Company in connection with the annual meeting. Proxies will be solicited by use of the mail and the Internet, and officers and employees of the Company may, without additional compensation, also solicit proxies by telephone, fax or personal contact. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of the stock held in their names.

Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing an instrument of revocation or a duly executed proxy bearing a later date with the Corporate Secretary of the Company. The proxy may also be revoked by affirmatively electing to vote in person while in attendance at the meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person unless he or she wishes to do so. All valid, unrevoked proxies will be voted at the Annual Meeting in accordance with the instructions given.

Common Stock is the only outstanding authorized voting security of the Company. The record date for determining holders of Common Stock entitled to vote at the Annual Meeting is August 15, 2005. On that date there were 28,673,642 shares of Common Stock outstanding, entitled to one vote per share. The Common Stock does not have cumulative voting rights.

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

If you and other residents at your mailing address each own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice, known as “householding,” reduces the Company’s printing and postage costs. If any shareholder residing at that address wishes to receive a separate annual report or proxy statement, write or telephone the Company as follows: Investor Relations, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229, (503) 641-4141. Contact the Company in the same way if you and other residents at your mailing address are receiving multiple copies of the annual report and proxy statement and wish to receive single copies in the future.

PROPOSAL 1: ELECTION OF DIRECTORS

Pursuant to the Company’s Bylaws, the Board of Directors is divided into three classes, and the term of office of one class expires each year. The terms of Barry L. Harmon, W. Arthur Porter and Gerald F. Taylor expire in 2005. Messrs. Harmon, Porter and Taylor are nominees for re-election. Under Oregon law, if a quorum of shareholders is present at the 2005 Annual Meeting, the directors elected will be the three nominees for election as directors for a term ending in 2008 who receive the greatest number of votes cast at the meeting. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for Messrs. Harmon, Porter and Taylor. If any of the nominees for election as director at the 2005 Annual Meeting becomes unavailable for election for any reason (none being known at this time), the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes.

The following table briefly describes the Company’s nominees for directors and the directors whose terms will continue.

Name, Age, Principal Occupation, and Other Directorships	Director Since	Term Expires
Nominees
Barry L. Harmon, 51, served as President and Chief Executive Officer of ESI from April 2003 until January 2004. From July 2000 until September 2001, Mr. Harmon served as Senior Vice President — West Coast Operations for Avocent Corporation, a provider of KVM switching and solutions. Avocent is the company resulting from the merger of Apex, Inc. with Cybex Computer Products in 2000. Mr. Harmon served as Chief Financial Officer of Apex, Inc., also a provider of KVM switching and solutions, from 1999 until its merger with Cybex. From 1992 to 1999, he was Senior Vice President and Chief Financial Officer of ESI.

	2002	2005
W. Arthur Porter, 64, has served as University Vice President for Technology Development at the University of Oklahoma since July 1998. Until June 2005 he also served as the Dean of the College of Engineering. He was formerly the President of the Houston Advanced Research Center. Dr. Porter is a director of Stewart Information Services Corporation and Bookham, Inc.	1980	2005
Gerald F. Taylor, 65, retired in 1998 as Senior Vice President and Chief Financial Officer of Applied Materials, Inc., a manufacturer of semiconductor equipment. He was employed by Applied Materials since 1984. He is also a director of Lithia Motors Inc.	1998	2005

Directors Whose Terms Continue
Frederick A. Ball, 43, was appointed Senior Vice President and Chief Financial Officer of BigBand Networks, a provider of network platforms for broadband multimedia services, in August 2004. From November 2003 until May 2004, Mr. Ball served as Chief Operating Officer of CallTrex Corporation, a provider of customer service solutions. Prior to his employment with CallTrex, he was employed with Borland Software Corporation, a provider of enterprise software development solutions, from September 1999 until July 2003. Beginning in 1999, he was Senior Vice President and Chief Financial Officer. In October 2002, he was appointed Executive Vice President of Corporate Development and Mergers and Acquisitions. Prior to his employment with Borland, Mr. Ball served as Vice President, Mergers and Acquisitions for KLA-Tencor Corporation, a manufacturer of semiconductor equipment. Mr. Ball served as the Vice President of Finance for KLA-Tencor Corporation following KLA’s merger with Tencor Instruments in 1997.

	2003	2007
Richard J. Faubert, 57, was appointed President and Chief Executive Officer of AmberWave Systems, Inc., a semiconductor technology company, in September 2003. He served as President, Chief Executive Officer and director of SpeedFam-IPEC, Inc., a manufacturer of semiconductor equipment, from 1998 through 2002. Upon the sale of SpeedFam-IPEC to Novellus Systems, Inc., a capital equipment manufacturer, he served as Executive Vice President of Novellus until April 2003. Prior to his employment with SpeedFam-IPEC, Inc., he held executive and management positions at Tektronix, Inc., a test, measurement, and monitoring company, and GenRad, Inc., an electronics testing and manufacturing company. Mr. Faubert is also on the Board of Directors of Radisys Corp. and is on the North American Advisory Board of Semiconductor Equipment and Materials, Inc.
	2003	2006

Name, Age, Principal Occupation, and Other Directorships	Director Since	Term Expires
Nicholas Konidaris, 61, was appointed President and Chief Executive Officer of ESI in January 2004. From July 1999 to January 2004, Mr. Konidaris served as President and Chief Executive Officer of Advantest America Corp., a holding company for Advantest America, Inc., an automatic test equipment supplier. From July 1997 to July 1999, Mr. Konidaris served as the Chief Executive Officer of Advantest America Corp. Additionally, from July 1997 to January 2004, Mr. Konidaris served as Chairman of the Board, President and Chief Executive Officer of Advantest America, Inc. Mr. Konidaris is also a director of Ultratech, Inc.

	2004	2007
Keith L. Thomson, 66, retired as Vice President and Oregon Site Manager of Intel Corporation, a manufacturer of chips, computers, networking and communications products, in 1998. Mr. Thomson joined Intel in 1969 and moved to Intel’s Oregon operation in 1978.	1994	2006
Jon D. Tompkins, 65, (Chairman) retired as Chief Executive Officer of KLA-Tencor Corporation, a manufacturer of semiconductor equipment, in 1998 and retired as Chairman of the Board of Directors of KLA-Tencor in June 1999. He remains a member of the Board of Directors of KLA-Tencor. In addition, Mr. Tompkins is a member of the Board of Directors of Cymer, Inc. and Credence Systems.	1998	2006
Robert R. Walker, 55, served as Executive Vice President and Chief Financial Officer of Agilent Technologies, Inc., an electronic instrument company, from May 2000 until December 2001. From May 1999 until May 2000, he was Senior Vice President and Chief Financial Officer. During 1997 and 1998, Mr. Walker served as Vice President and General Manager of Hewlett-Packard’s Professional Services Business Unit. From 1993 to 1997, he led Hewlett-Packard’s information systems function, serving as Vice President and Chief Information Officer from 1995 to 1997. Mr. Walker is also a director of Brocade Communication Systems, Inc. and Liberate Technologies.
	2003	2007

CORPORATE GOVERNANCE GUIDELINES AND INDEPENDENCE

The Company’s Board of Directors has approved and adopted the Corporate Governance Guidelines and Governance and Nominating Committee Charter that are attached as Appendices A and B, respectively. Under the Company’s Corporate Governance Guidelines, which reflect the current standards for “independence” under the Nasdaq National Market listing standards and the Securities and Exchange Commission rules, two-thirds of the members of the Board of Directors must be independent as determined by the Board of Directors. The Board of Directors has made the following determinations with respect to each director’s independence:

Director	Status (1)
Frederick A. Ball	Independent
Richard J. Faubert	Independent
Barry L. Harmon	Not Independent (2)
Nicholas Konidaris	Not Independent (3)
W. Arthur Porter	Independent
Gerald F. Taylor	Independent
Keith L. Thomson	Independent
Jon D. Tompkins	Independent
Robert R. Walker	Independent

(1)	The Board’s determination that a director is independent was made on the basis of the standards set forth in the Corporate Governance Guidelines.

(2)	Mr. Harmon served as President and Chief Executive Officer of ESI from April 2003 until January 2004 and therefore is not independent in accordance with the standards set forth in the Corporate Governance Guidelines.

(3)	Mr. Konidaris is President and Chief Executive Officer of ESI and therefore is not independent in accordance with the standards set forth in the Corporate Governance Guidelines.

The Company has also adopted a Code of Conduct and Business Practices applicable to the Company’s directors, officers, employees and agents of ESI and its subsidiaries and a Code of Ethics for Financial Managers. Copies of the Company’s Code of Conduct and Business Practices and Code of Ethics for Financial Managers are available on our website at www.esi.com.

BOARD COMPENSATION

During the last fiscal year the Board of Directors met four times and each member of the Board of Directors attended at least 75 percent of the aggregate number of the meetings of the Board of Directors and the committees of which he was a member. All directors were reimbursed all reasonable expenses incurred in attending meetings. Directors are expected to attend shareholders meetings. All directors attended the 2004 annual meeting of shareholders. Each director who is not an employee of the Company is compensated as follows:

Director Annual Retainer	$20,000
Chairman of the Board Annual Retainer	$50,000
Committee Chairman (other than Audit Committee)	$8,000	(1)
Audit Committee Chairman	$10,000	(1)
Board Meeting Attendance	$1,500
Committee Meeting Attendance	$1,000
Telephone Meeting Attendance	$750

(1)	Annual fee.

On July 31, 2004, each director who is not a full-time employee of the Company was automatically granted an option to purchase 10,000 shares of Common Stock. These automatic option grants have an exercise price equal to 100% of fair market value on the date of grant and a term of 10 years, and become exercisable for one-twelfth of the shares each month after the date of grant. The 2004 Stock Incentive Plan approved by shareholders in October 2004 eliminated the automatic grants.

On July 21, 2005, each director who is not a full-time employee of the Company was granted an option under the 2004 Stock Incentive Plan to purchase 10,000 shares of Common Stock. These options have an exercise price equal to 100% of fair market value on the date of grant and a term of 10 years. The grants become fully exercisable on May 26, 2006, with the sale of the shares subject to the option being restricted for three years from the grant date.

The Company also provides for reimbursement in the amount of $2,500 every two years for continuing education programs relating to the performance of duties of a director of a public company.

BOARD COMMITTEES

The Company maintains an Audit Committee that currently consists of Frederick A. Ball, Gerald F. Taylor and Robert R. Walker. Mr. Taylor was Chairman of the Audit Committee in fiscal 2005. On July 21, 2005, Mr. Walker was appointed Chairman by the Board of Directors in order to rotate the chairmanship of the Committee. All of the members of the Audit Committee are “independent directors” within the meaning of Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards and pursuant to the criteria established in Section 10A(m) of the Securities Exchange Act of 1934, as amended. Each of Messrs. Ball, Taylor and Walker has financial reporting oversight experience, including serving as chief financial officer of a public company. See “Proposal 1: Election of Directors” for their biographies. The Board of Directors has determined that each of Messrs. Ball, Taylor and Walker is an audit committee financial expert as defined in SEC rules. The Audit Committee meets with management and with representatives of ESI’s independent registered public accounting firm, KPMG LLP, including meetings without the presence of management. The Audit Committee met nine times in fiscal 2005.

The Company maintains a Compensation Committee that currently consists of Keith L. Thomson (Chairman), Richard J. Faubert and Jon D. Tompkins. All members of the Compensation Committee have been determined to be independent by the Board of Directors in accordance with the Nasdaq National Market listing standards and Securities and Exchange Commission rules. None of the members of the Compensation Committee are current or former officers or employees of the Company. The Compensation Committee makes recommendations to the Board of Directors concerning officers’ compensation and has been delegated authority to grant options and other awards under the Company’s stock incentive plan. For additional information about the Compensation Committee, see “Compensation Committee Report on Executive Compensation,” set forth below. The Compensation Committee met five times in fiscal 2005.

The Company maintains a Corporate Governance and Nominating Committee that currently consists of Jon D. Tompkins (Chairman), Keith L. Thomson and W. Arthur Porter. All members of the Corporate Governance and Nominating Committee have been determined to be independent by the Board of Directors in accordance with the Nasdaq National Market listing standards and Securities and Exchange Commission rules. The Corporate Governance and Nominating Committee assists the Board of Directors in fulfilling its oversight responsibilities related to seeking candidates for membership on the Board of Directors, assessing the corporate governance policies and processes of the Board of Directors and reviewing from time to time the policies of the Board of Directors related to director qualifications, compensation, tenure and retirement. The Corporate Governance and Nominating Committee met four times in fiscal 2005.

DIRECTOR NOMINATION POLICY

Shareholders may recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board of Directors by submitting a written recommendation to the Corporate Governance and Nominating Committee c/o Chairman of the Corporate Governance and Nominating Committee, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether the individual can read and understand financial statements, and board memberships, if any, for the Corporate Governance and Nominating Committee to consider. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received by March 31, 2006 will be considered for nomination for election at the 2006 Annual Meeting of Shareholders. Recommendations received after March 31, 2006 will be considered for nomination for election at the 2007 Annual Meeting of Shareholders. Following the identification of the director candidates, the Corporate Governance and Nominating Committee will meet to discuss and consider each candidate’s qualifications and shall determine by majority vote the candidate(s) whom the Corporate Governance and Nominating Committee believes would best serve the Company. In evaluating director candidates, the Corporate Governance and Nominating Committee will consider a variety of factors, including the composition of the Board as a whole, the characteristics (including independence, age, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. The Committee believes that candidates for director should have certain minimum qualifications, including high ethical character, a reputation that enhances the image and reputation of the Company, being highly accomplished and a leader in his or her respective field, relevant expertise and experience, the ability to exercise sound business judgment and the ability to work with management collaboratively and constructively. In addition, the Committee believes at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and that at least two-thirds of the members of the Board should meet the definition of independent under Nasdaq National Market listing standards and Securities and Exchange Commission rules. The Committee also believes the Company’s Chief Executive Officer should participate as a member of the Board. A candidate recommended by a shareholder will be evaluated in the same manner as a candidate identified by the Committee.

COMMUNICATIONS WITH BOARD

Any shareholder who desires to communicate with the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Corporate Secretary, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be compiled by the Secretary and submitted to the Board of Directors in a timely manner.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors recommends that shareholders vote FOR the election of the nominees named in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of May 28, 2005 (or such other date as otherwise indicated in the footnotes below) by (i) each person known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock, (ii) each of the Company’s current directors and nominees for director, (iii) each individual named in the Summary Compensation table and (iv) all current directors and executive officers of the Company as a group. Applicable percentage of ownership is based on 28,615,031 shares of Common Stock outstanding as of May 28, 2005 together with applicable options held by such shareholders. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after May 28, 2005 and shares of Common Stock underlying restricted stock units currently vested or vesting within 60 days after May 28, 2005 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Approximate Percent of Class
Frederick A. Ball	18,667	(2)	*
Robert G. Chamberlain	78,134	(3)	*
Robert DeBakker	677		*
J. Michael Dodson	63,050	(4)	*
Richard J. Faubert	18,667	(5)	*
Barry L. Harmon	52,167	(6)	*
Steven L. Harris	65,400	(7)	*
Nicholas Konidaris	163,414	(8)	*
W. Arthur Porter	39,167	(9)	*
Gerald F. Taylor	36,167	(10)	*
Keith L. Thomson	50,967	(11)	*
Jon D. Tompkins	56,167	(12)	*
Robert R. Walker	19,167	(13)	*
Franklin Resources, Inc One Franklin Parkway, San Mateo, CA 94403	4,185,648	(14)	14.6%
Third Avenue Management LLC 622 Third Avenue, New York, NY 10017	3,876,438	(15)	13.5%
Private Capital Management 8889 Pelican Bay Blvd., Naples, FL 34108	2,392,146	(16)	8.4%
12 directors and executive officers as a group	594,136	(17)	2.0%

*	Less than 1 percent.
(1)	Shares are held directly with sole investment and voting power unless otherwise indicated.
(2)	Includes 18,667 shares subject to stock options exercisable within 60 days of May 28, 2005.

(3)	Includes 75,466 shares subject to stock options exercisable within 60 days of May 28, 2005 and 2,275 shares subject to a restricted stock unit grant that vested on July 13, 2005. Of the 2,275 shares, 806 were surrendered to the Company to satisfy withholding obligations, which surrender is not reflected in the number of shares Mr. Chamberlain beneficially owns.
(4)	Includes 61,176 shares subject to stock options exercisable within 60 days of May 28, 2005.
(5)	Includes 18,667 shares subject to stock options exercisable within 60 days of May 28, 2005.
(6)	Includes 52,167 shares subject to stock options exercisable within 60 days of May 28, 2005.
(7)	Includes 62,933 shares subject to stock options exercisable within 60 days of May 28, 2005.
(8)	Includes 145,000 shares subject to stock options exercisable within 60 days of May 28, 2005.
(9)	Includes 39,167 shares subject to stock options exercisable within 60 days of May 28, 2005.
(10)	Includes 36,167 shares subject to stock options exercisable within 60 days of May 28, 2005.
(11)	Includes 50,167 shares subject to stock options exercisable within 60 days of May 28, 2005.
(12)	Includes 56,167 shares subject to stock options exercisable within 60 days of May 28, 2005.
(13)	Includes 19,167 shares subject to stock options exercisable within 60 days of May 28, 2005
(14)	Based solely on information set forth in a Schedule 13G, dated February 11, 2005, filed with the Securities and Exchange Commission.
(15)	Based solely on information set forth in a Schedule 13G, dated February 15, 2005, filed with the Securities and Exchange Commission.
(16)	Based solely on information set forth in a Schedule 13G, dated February 14, 2005, filed with the Securities and Exchange Commission.
(17)	Does not include shares owned or options exercisable by Mr. Harris because he is not an executive officer of the Company. Includes an aggregate of 574,253 shares subject to stock options and restricted stock units exercisable or vesting, as applicable, within 60 days of May 28, 2005.

EXECUTIVE OFFICERS

Name	Age	Position
Nicholas Konidaris	61	President, Chief Executive Officer and Director
Robert G. Chamberlain	65	Senior Vice President of Customer Operations
Robert DeBakker	47	Vice President of Operations
J. Michael Dodson	44	Senior Vice President of Administration, Chief Financial Officer and Secretary

See Mr. Konidaris’s biography under “Proposal 1: Election of Directors”.

Mr. Chamberlain was named Vice President of Customer Operations in January 2003 and was appointed in September 2003 to the position of Senior Vice President. From 2001 to 2002, he was Chief Executive Officer of Starview Technology, Inc., a high-speed data management company. From 1999 to 2001, he was President of the Semiconductor Operations of AvantCom Network, Inc., a provider of a semiconductor manufacturing tool information system using secure communications over the internet. From 1996 to 1999 he was President and Chief Executive Officer of Micromonitors, Inc. (now Serveron Corporation), an electric substation monitoring technology and services company. Mr. Chamberlain has also held officer positions with Watkins-Johnson Company, Novellus Systems and Megatest Corporation, and earlier sales and marketing positions with Applied Materials, Inc., Intel Corporation, Advanced Micro Devices, Inc. and Fairchild Semiconductor International, Inc.

Mr. DeBakker was named Vice President of Operations in September 2004. From 2000 to 2004, he was employed with IBM, first as Vice President i/p Series Manufacturing, then as Vice President Strategy Integrated Supply Chain and finally as Vice President x Series Integrated Supply Chain. From 1997 to 2000, Mr. DeBakker was Vice President of Operations of Sequent Computer Systems, an open systems provider.

Mr. Dodson was named Vice President of Administration and Chief Financial Officer in May 2003 and was named Secretary in August 2003. In September 2003 he was appointed to the position of Senior Vice President. From 1999 to 2002, he was Chief Financial Officer and Secretary of SpeedFam-IPEC, Inc., a capital equipment manufacturer based in Chandler, Arizona. From 1996 to 1999, he was Vice President, Corporate Controller and Chief Accounting Officer of Novellus Systems, Inc. in San Jose, California, a capital equipment manufacturer. Prior to that, Mr. Dodson was with Ernst & Young in San Jose.

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation paid or accrued for services to the Company in all capacities for each of the last three fiscal years for:

•	The individual who served as president and chief executive officer during fiscal 2005;
•	The three executive officers other than the president and chief executive officer whose total annual salary and bonus exceeded $100,000 and who were serving as executive officers at the end of fiscal 2005: and
•	One additional individual for whom disclosure would have been provided but for the fact that he was not serving as an executive officer at the end of fiscal 2005.

The above individuals are referred to hereafter as the “named executive officers.”

SUMMARY COMPENSATION TABLE

		Annual Compensation					Long-Term Compensation
							Awards				Payouts
Name & Principal Position	Fiscal Year	Salary		Bonus (1)		Other Annual Compen- sation	Restricted Stock Awards ($) (2)(3)			Securities Underlying Options (#)	LTIP Payouts ($)(4)	All Other Compen- sation (5)
Nicholas Konidaris President & Chief Executive Officer	2005 2004 2003	$ $	395,000 158,659 —	$ $	300,000 141,737 —	— — —	$ $	342,800 609,200 —	(3) (6)	40,000 420,000 —	— — —	$ $	37,958 24,143 —	(7) (8)

Robert G. Chamberlain Senior Vice President of Customer Operations	2005 2004 2003	$ $ $	260,000 250,000 104,167	$ $ $	160,000 194,869 —	— — —		$290,012 — —	(3)	14,216 60,000 35,000	— — —	$ $	— 4,720 21,122	(9) (10)

Robert DeBakker Vice President of Operations	2005 2004 2003		$144,595 — —		$70,000 — —	— — —		— — —		50,000 — —	— — —		$71,791 — —	(11)

J. Michael Dodson Senior Vice President of Administration, Chief Financial Officer & Secretary	2005 2004 2003	$ $ $	260,000 250,000 18,910	$ $	160,000 182,869 —	— — —		— — —		16,176 10,000 70,000	— — —	$ $ $	6,275 128,059 36,971	(12) (13)

Steven L. Harris Vice President of Research, Development & Engineering	2005 2004 2003	$ $ $	200,000 157,000 157,000	$ $	90,000 89,899 —	— — —	$ $	399,993 — 35,300	(3)	19,608 35,000 —	— — —		$6,688 — —

(1)	Except as otherwise indicated, represents fiscal year bonus paid within sixty days after fiscal year-end.
(2)	The Company does not intend to pay dividends on the restricted stock grants reported in this column.
(3)	Reflects the value of time-based restricted stock units on the date of award. None of these awards had vested at fiscal year-end. Unvested time-based restricted stock units at fiscal year-end were as follows:

Name	Number of Restricted Stock Units	Value at Fiscal Year-end
Robert G. Chamberlain	11,373	$206,079
Steven L. Harris	15,686	$284,230
Nicholas Konidaris	20,000	$362,400

The award to Mr. Chamberlain vests 20% annually over five years, the award to Mr. Harris vests after five years and the award to Mr. Konidaris vests after approximately four and a half years, immediately prior to his 65th birthday.
(4)	The following named executive officers received performance-based restricted stock units set forth below in fiscal 2005, none of which had vested at fiscal year-end:

Name	Number of Restricted Stock Units	Value at Fiscal Year-end
Robert G. Chamberlain	7,385	$133,816
J. Michael Dodson	8,403	$152,262
Steven L. Harris	10,186	$184,570
Nicholas Konidaris	20,000	$362,400

(5)	Except as otherwise indicated, represents 401(k) matching contributions made by the Company.
(6)	Reflects a restricted stock award of 20,000 shares to Mr. Konidaris at a per share value of $30.46. 10,000 shares were released on April 1, 2004 and 10,000 shares were released April 1, 2005.
(7)	Includes $30,738 to relocate Mr. Konidaris from California to Portland, Oregon.
(8)	Includes $21,099 to relocate Mr. Konidaris from California to Portland, Oregon.
(9)	Includes $4,720 to relocate Mr. Chamberlain from California to Portland, Oregon.
(10)	Includes $21,122 to relocate Mr. Chamberlain from California to Portland, Oregon.
(11)	Includes $15,000 new hire bonus payment, as well as $69,141 to relocate Mr. DeBakker from North Carolina to Portland, Oregon.
(12)	Includes $100,000 new hire bonus payment, as well as $18,932 to relocate Mr. Dodson from Arizona to Portland, Oregon.
(13)	Includes $36,971 paid to relocate Mr. Dodson from Arizona to Portland, Oregon.

STOCK OPTION GRANTS IN FISCAL 2005

The following table sets forth details regarding stock options granted to the named executive officers in fiscal 2005. In addition, there are shown the hypothetical gains or “option spreads” that would exist for the respective options, assuming rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term.

	Option Grants in the Last Fiscal Year
	Number of securities underlying options granted (#) (1)	% of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price ($/Sh)	Expiration Date (3)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name					5%	10%
Nicholas Konidaris	40,000	4.9%	$25.50	7/12/2014	$641,250	$1,624,927
Robert G. Chamberlain	14,216	1.7%	$25.50	7/12/2014	$227,900	$577,499
Robert DeBakker	50,000	6.1%	$17.32	9/26/2014	$544,434	$1,379,595
J. Michael Dodson	16,176	2.0%	$25.50	7/12/2014	$259,322	$657,120
Steven L. Harris	19,608	2.4%	$25.50	7/12/2014	$314,341	$796,539

(1)	All option grants (other than the grant made to Mr. DeBakker) were made pursuant to the Company’s 2000 Stock Option Incentive Plan, which was replaced by the 2004 Stock Incentive Plan in October 2004. Mr. DeBakker’s option was an inducement grant made outside of a shareholder approved plan but on terms substantially the same as grants made under the 2000 Stock Option Incentive Plan. Unless otherwise noted, all options become exercisable for 25 percent of the shares covered by the option on each of the first four anniversaries of the grant date. On June 28, 2004, the Compensation Committee approved an acceleration of the vesting of those stock options awarded to employees, including the named executive officers (other than the Chief Executive Officer) with an exercise price equal to or greater than $23.38 per share. On January 25, 2005, the board of directors accelerated the vesting of all options with an exercise price above $20.24, including those held by the Chief Executive Officer. In connection with the accelerations, Mr. Konidaris has agreed that the shares underlying his accelerated options may not be sold by him until the dates those shares would otherwise have been vested under the terms of the original option agreements. See the “Compensation Committee Report on Executive Compensation” for further details on the acceleration of Mr. Konidaris’ options. All options including those granted to Mr. DeBakker become fully exercisable upon termination of the optionee’s employment within one year after a “change in control” of the Company as defined in the 2000 Stock Option Incentive Plan. Unless the transaction is approved by the Board of Directors, a “change in control” generally includes (a) the acquisition by any person of 20 percent or more of the Company’s Common Stock and (b) the election of a new majority of the Company’s directors without the approval of the incumbent directors.
(2)	In fiscal 2005, the Company granted to employees options to purchase a total of 816,392 shares of the Company’s Common Stock under the 2000 Stock Option Incentive Plan and the 2004 Stock Incentive Plan, and this number was used in calculating the percentages set forth in this column.
(3)	Options expire prior to this date (i) if the optionee’s employment (or service as a director, as applicable) is terminated for any reason (other than death or disability), in which case options vested but unexercised at the date of termination may be exercised at any time prior to the expiration date of the options or the expiration of three months after the date of termination, whichever is the shorter period, or (ii) if employment (or service as a director, as applicable) terminates because of death or disability, in which case options vested but unexercised at the date of termination may be exercised at any time prior to the expiration date of the options or the expiration of 12 months after the date of termination, whichever is the shorter period. If employment (or service as a director, as applicable) is terminated by death of the optionee, the options generally may be exercised by persons to whom the optionee’s rights pass by will or the laws of descent or distribution. Remaining vested but unexercised options terminate at the end of the earliest of the above described periods, as applicable. The employment agreements between the Company and each of Messrs. Konidaris and Dodson contain provisions governing exercise of options following termination of employment in certain circumstances differing from those described above. See “Employment Contracts and Termination of Employment and Change in Control Severance Arrangements” below for a description of those provisions.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

The following table sets forth information with respect to the named executive officers concerning options exercised and the status of exercisable and unexercisable options held as of May 28, 2005.

	Options Exercised During Year Ended May 28, 2005		Number of Securities Underlying Unexercised Options at May 28, 2005		Value of Unexercised In-the-Money Options at May 28, 2005 (1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable (2)	Unexercisable	Exercisable	Unexercisable
Nicholas Konidaris	0	—	145,000	315,000	$0	$0
Robert G. Chamberlain	0	—	75,466	25,000	$29,750	$29,750
Robert DeBakker	0	—	0	50,000	$0	$40,000
J. Michael Dodson	0	—	61,176	35,000	$147,350	$147,350
Steven L. Harris	5,600	$59,428	62,933	18,750	$7,438	$22,313

(1)	Options are “in-the-money” at the fiscal year-end if the fair market value of the underlying securities on such date exceeds the exercise price of the option. The amounts set forth represent the difference between the fair market value of the securities underlying the options on May 28, 2005 based on the closing sale price of $18.12 per share of Common Stock on the prior trading date (as reported on the Nasdaq National Market) and the exercise price of the options, multiplied by the applicable number of shares.
(2)	On June 28, 2004, the Compensation Committee approved an acceleration of the vesting of those stock options awarded to employees, including the named executive officers (other than the Chief Executive Officer) with an exercise price equal to or greater than $23.38 per share. On January 25, 2005, the board of directors accelerated the vesting of all options with an exercise price above $20.24. In connection with the acceleration, Mr. Konidaris has agreed that the shares underlying his accelerated options may not be sold by him until the dates those shares would otherwise have been vested under the terms of the original option agreements. See the “Compensation Committee Report on Executive Compensation” for further details on the acceleration of Mr. Konidaris’ options.

EQUITY COMPENSATION PLAN INFORMATION

Set forth in the table below is certain information regarding the number of shares of Common Stock that were subject to outstanding stock options or other compensation plan grants and awards at May 28, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	2,357,992 (2)	$20.86	6,415,031 (3)
Equity compensation plans not approved by security holders (4)	1,662,896	$31.91	0
Total	4,020,888	$25.43	6,415,031

(1)	These plans consist of the 1990 Employee Stock Purchase Plan, the 2004 Stock Incentive Plan and the following Plans which in October 2004 were replaced by the 2004 Stock Incentive Plan with respect to shares of stock remaining available for issuance under the plans or that become available for issuance under the plans: (i) the 1989 Stock Option Plan, (ii) the 2000 Stock Option Incentive Plan and (iii) the 1996 Stock Incentive Plan.
(2)	Includes 103,804 restricted stock units which will vest only if specific performance or service measures are met.
(3)	Includes 1,070,038 shares available for issuance under the 1990 Employee Stock Purchase Plan.
(4)	Consists of inducement grants to new employees and options outstanding under the 2000 Stock Option Plan. In October 2004, the 2004 Stock Incentive Plan was approved by shareholders and replaced the 2000 Stock Option Plan with respect to shares of stock remaining available for issuance under the plans or that become available for issuance under the plans.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
CHANGE IN CONTROL SEVERANCE ARRANGEMENTS

On January 7, 2004, the Company entered into an Employment Agreement with Nicholas Konidaris pursuant to which he was appointed the Company’s President and Chief Executive Officer. The agreement provides for a base salary of $395,000 per year, an option to purchase 420,000 shares of Common Stock and a restricted stock grant of 20,000 shares of Common Stock. The agreement also provides for Mr. Konidaris’ election as a director of the Company in January 2004 and his nomination for election as a director at the Company’s annual meetings for so long as he serves as Chief Executive Officer. The agreement provides that Mr. Konidaris receive payment and certain other benefits upon termination of his employment by the Company without cause or by him for “good reason” (as defined in the agreement). The amount and type of payment and benefits to be received by Mr. Konidaris on such a qualifying termination depends on whether or not his employment is terminated within two years following a change in control of the Company.

If a qualifying termination occurs and there has not been a change in control of the Company, Mr. Konidaris is entitled to receive an amount equal to two times his annual salary in effect immediately prior to the time of termination; provided that if his employment terminates after July 23, 2008, the amount of the payment will be reduced incrementally by 1/24th for each month beyond July 23, 2008, that he is employed by the Company, so that he will not receive any severance if his employment terminates after July 23, 2010. He is also entitled to two years coverage under life, accident and health plans. In addition, all equity-based awards held by Mr. Konidaris, including options and stock appreciation rights, will continue to vest for two years following termination. If a qualifying termination occurs within two years following a change in control of the Company, Mr. Konidaris will be entitled to receive an amount equal to two times his annual salary and two times his target bonus in effect immediately prior to the time of termination. He will also be entitled to three years coverage under life, accident and health plans. In addition, all equity-based awards held by Mr. Konidaris will become immediately vested and exercisable. In either case, all options and stock appreciation rights held by Mr. Konidaris will be exercisable until the earlier of the end of their original term or three years following his termination.

In connection with his employment agreement, Mr. Konidaris entered into a Confidentiality, Non-Competition and Assignment Agreement with the Company under which he agreed not to compete with the Company (other than in the high volume, semiconductor automated test equipment business) for two years following the termination of his employment unless his employment is terminated by the Company with cause or by him without good reason, in which case the non-competition period will be one year.

On May 5, 2003, the Company entered into an Employment Agreement with J. Michael Dodson pursuant to which he was appointed the Company’s Vice President of Administration and Chief Financial Officer (he has since been appointed Senior Vice President of Administration, Chief Financial Officer and Secretary). The agreement provides for a base salary of $250,000 per year, an option to purchase 70,000 shares of Common Stock and a sign-on bonus of $100,000. If the Company terminates Mr. Dodson’s employment without cause before May 5, 2006, he is entitled to receive an amount equal to his annual salary at the time of termination, and all of his options that would otherwise vest over the twelve months following his termination will immediately vest. These options, together with his other vested options, will remain exercisable for twelve months following termination. Under the agreement, Mr. Dodson has agreed not to compete against the Company for one year following the termination of his employment.

The Company has entered into Change in Control Agreements with the following named executive officers: Robert G. Chamberlain and J. Michael Dodson. These agreements provide for the payment upon termination of employment by the Company without cause or by the employee for “good reason” (as defined in the agreement) within two years following a change in control of the Company of an amount equal to two times the employee’s annual salary. Each employee will also receive two years continued coverage under the life, accident and health plans. Each employee is obligated under the severance agreements to remain in the employ of the Company for a period of 270 days following a “potential change in control” (as defined in the agreements).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Committee

The Compensation Committee of the Board of Directors (the “Committee”) consists entirely of non-employee independent directors as defined by the rules of Nasdaq and the Company’s Corporate Governance Guidelines. The Committee’s authority and responsibilities are set forth in a charter adopted by the Board of Directors. The charter is reviewed annually. A copy of the charter is attached as Appendix C. The Committee approves compensation of executive officers, including the Chief Executive Officer. The Committee is responsible for approving executive compensation programs, including incentive compensation and benefits plans, makes recommendations to the Board of Directors with respect to equity-based plans and oversees the Company’s equity-based programs.

Compensation Policy

The Board of Directors and the Committee believe that the Company’s total executive compensation programs should be related to short and long-term corporate performance and improvement in shareholder value. The Company has developed a total compensation strategy that ties a significant portion of executive compensation to achieving pre-established financial results and individual performance objectives. The overall objectives of these executive compensation programs are to:

•	Attract and retain talented executives;
•	Motivate executives to achieve long-term business strategies while achieving near-term financial targets; and

•	Align executive performance with the Company’s goals for delivering shareholder value.

The Company has base pay, annual cash incentive and long-term incentive compensation programs for its executives, as well as a 401(k) retirement plan and a deferred compensation plan. The Company also has an employee stock purchase plan. Each element of the program serves a somewhat different purpose, but in combination it enables the Company to support stated compensation policies and to offer compensation that is competitive with compensation offered by companies of similar size and complexity within high technology electronics and similar industries. The Committee uses comparative information from a group of companies in the high technology industry with whom the Company competes for executive talent for establishing executive compensation goals. The Committee directly engaged an outside compensation consultant to assist its work on executive compensation for fiscal year 2005, as it has done periodically in prior years.

In setting executive compensation for fiscal year 2005, the Committee reviewed the Company’s existing compensation programs in light of current industry compensation practices and trends. The Committee adopted a philosophy of compensating executives, including the named executive officers, at levels ranging from approximately the 50th percentile to the 75th percentile of similarly situated executives in the Company’s peer group. Variable pay is the major element of an executive’s compensation. Variable pay is comprised of annual cash bonuses and stock-based equity incentives, with the stock-based incentives being made up of stock options, performance-based restricted stock units and, on a selective basis, time-based restricted stock units. Applying this philosophy, the Committee reviewed, for each of the Company’s six most highly compensated executives, base salary, annual cash incentives, and long-term incentive grants and compared these compensation components to compensation at companies comparable to ESI. The Committee made determinations of base salary, annual cash incentives and long-term incentives consistent with its compensation philosophy and that it believed to be appropriate and reasonable and appropriately linked to individual and corporate performance.

Base Salaries

Executives receive a relatively small portion of their overall compensation as base salary. Base salaries for executives are initially determined by evaluating the responsibilities of the position and the experience of the individual and by reference to the competitive marketplace for corporate executives, including a comparison to base salaries for comparable positions at other similarly sized high technology companies comparable to ESI. The Committee’s goal is to target base salaries to be near the median base salaries of similarly situated executives in the Company’s peer group.

Annual Cash Incentive Compensation

The Company’s executives are eligible to participate in the Company’s Annual Executive Team Bonus Plan. The performance objectives relating to Company results are established by the Committee at the beginning of the fiscal year, based on the Company’s annual operating plan approved by the Board of Directors. Non-financial performance objectives are also established for individual positions. These individual objectives are established by the Chief Executive Officer for executives other than himself and are reviewed by the Committee. The individual objectives for the Chief Executive Officer are established by the Committee. Participants’ performance objectives have established thresholds and targets that determined the amount of cash payments each would receive under the plan. The Company’s financial performance objectives for fiscal year 2005 were specified levels of revenue and operating profit (excluding certain nonrecurring items). Of the total awards available to each executive under the Annual Executive Team Bonus Plan for fiscal year 2005, one-third of the award was based on a revenue objective, one-third was based on a profit objective and one-third was based on individual performance objectives. Awards were determined by adding (a) the percentage of the revenue target achieved, (b) the percentage of the profit target achieved and (c) the percentage of the individual performance measures achieved multiplied by the percentage profit target achieved, and dividing the sum by three. The resulting percentage was then applied to the amount of the executive’s target award to determine the bonus payment. Under this formula, participants were not eligible to receive awards with respect to individual performance objectives unless the participant was also entitled to receive an award based on achievement of the profit target. The target amount of the awards, including payments under the Company’s employee profit sharing plan discussed below, ranged from 60% to 100% of the executive’s base salary if the plan targets were achieved, with the participants being eligible to receive up to twice that amount if the revenue and profit targets in the plan were significantly exceeded for fiscal year 2005. The incentives at the target level were intended to provide total annual cash incentive compensation at the 75th percentile of comparable companies. During 2005, the Company’s executives also participated in the Company’s employee profit sharing plan on the same basis as other employees. Profit sharing was paid based upon operating profit and bonuses are earned under the Executive Team Bonus plan only after maximum profit shares have been achieved. Aggregate cash profit share and bonuses paid to the named executive officers for the 2005 fiscal year were as follows: Nicholas Konidaris, $300,000; Robert G. Chamberlain, $160,000; Robert DeBakker, $70,000; J. Michael Dodson, $160,000 and Steven L. Harris, $90,000.

Long-term Incentive Compensation

To align shareholder and executive interests and to create incentives for improving shareholder value, the long-term component of the Company’s executive compensation program uses stock option awards, performance-based restricted stock unit awards and, on a selective basis, time-based restricted stock unit awards. With the exception of new hire inducement grants made to Robert DeBakker, Vice President of Operations, and another executive, all executive stock option and restricted stock unit awards made during fiscal year 2005 were from shareholder approved plans.

The award levels for stock option, performance-based restricted stock unit and time-based restricted stock unit awards are determined by calculating the difference between the executive officer’s total cash compensation (assuming the executive receives his target award under the Annual Executive Team Bonus Plan) and the 50th percentile to the 75th percentile of total compensation of similarly situated executives in the Company’s peer group. The percentile of peer group compensation used in the determination of the award levels for a given executive is based on the executive’s performance. The stock option and performance-based restricted stock units awards to executives are at levels intended to each represent half of the total value of the long-term incentive awards (other than in the case of executives also receiving time-based restricted stock unit awards). For purposes of this determination, long-term incentive awards made by the Company and by members of the Company’s peer group are valued using the Black-Scholes valuation method.

Stock Options:  Stock options provide rewards to executives upon creation of incremental shareholder value and the attainment of long-term goals. Stock options to executives are generally awarded annually at the same time that awards are made to key contributors who are not executives, although this was not the case in fiscal 2005. The Company also grants stock options at fair market value to new executives as a further inducement to join the Company. Stock options provide incentive for the creation of shareholder value over the long term because the full benefit of the compensation package cannot be realized unless the price of Company Common Stock appreciates over a specified number of years. Options awarded during the last fiscal year were awarded at the fair market value on the grant date. These options have a ten-year term and fully vest over four years from the grant date (25% each year). The vesting of some of these options was subsequently accelerated, however. See “Acceleration of Certain Options” below for a discussion of the acceleration. In July 2005, stock options were granted to the named executive officers under the 2004 Stock Incentive Plan. These options have an exercise price equal to 100% of fair market value on the date of grant and a term of 10 years. Unlike the options granted to the named executive officers in fiscal 2005, these options become fully exercisable on May 26, 2006, with the sale of the shares subject to the option being restricted for three years from the grant date.

Performance-based Restricted Stock Unit Awards:  Performance-based restricted stock unit awards entitle recipients to receive one share of Company Common Stock for each unit that vests upon the attainment of certain pre-established performance goals. In order to provide incentive for the creation of shareholder value over the long term, the performance-based restricted stock unit awards made to executives at the beginning of fiscal year 2005 are based on the difference between the average earnings/loss per share of the Company for fiscal 2005–2007 as compared to the average earnings/loss per share of the Company for fiscal 2002–2004, relative to that same comparison for a selected peer group of companies. The units vest proportionately, depending on the Company’s percentile rank versus the peer group, with none of the units vesting for a ranking at or below the 25th percentile and 200% of the units vesting for a ranking at or above the 90th percentile. 100% of the units vest at a 50th percentile ranking. The Compensation Committee has the discretion to permit vesting of the units for a ranking below the 25th percentile.

Time-based Restricted Stock Unit Awards:  Time-based restricted stock unit awards are intended to serve as a retention incentive for executives selected by the Committee. Three executives, including the Chief Executive Officer, received time-based restricted stock unit awards in fiscal year 2005. Of these time-based restricted stock unit awards, one vests 20% annually over five years, one cliff vests after five years, and the award made to the Chief Executive Officer cliff vests after approximately four and a half years, immediately prior to his 65th birthday.

The Committee may make other types of long-term incentives awards in the future as new compensation trends emerge and the accounting implications of various types of awards change. These types of awards may include stock appreciation rights and restricted stock awards.

Retirement Plans

The Company makes contributions for eligible employees (including executives) under its 401(k) Plan. Under the 401(k) Plan, eligible employees may elect to have up to 50% of their pay contributed to the plan, subject to certain tax limitations ($13,000 in calendar year 2004 and $14,000 in 2005). The Company makes matching contributions of 50% of an employee’s contribution, up to 6% of an employee’s pay, subject to tax limitations. All matching contributions are in cash and may be invested in funds of the employee’s choice.

Deferred Compensation Plan

Senior executives can generally elect to defer up to 50% of their salary and 90% of their bonuses. Cash amounts credited to the Deferred Compensation Plan earn a rate of return equal to the prime rate plus one percent. Deferred amounts will be paid in a lump sum upon termination, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for up to 10 years, as elected by the executive.

Employee Stock Purchase Plan

All qualifying employees, including executives, can participate in the Company’s Employee Stock Purchase Plan. Under this plan, employees can acquire Common Stock of the Company through regular payroll deductions of up to 15% of base pay plus commissions. The plan provides for a series of overlapping 24 month offering periods beginning every three months. Employees are only permitted to participate in one offering at a time. Each offering consists of eight three-month purchase periods at the end of each of which stock is purchased. Purchases under the plan are subject to the limitation that not more than $25,000 in value of stock may be purchased annually and not more than 500 shares of stock may be purchased on any single purchase date. The purchase price of the shares is the lesser of 85% of the closing market price of the Common Stock as of the first day of the offering period or on the purchase date. If the market value of the Common Stock on the first day of a new offering is less than or equal to the market value on the first day of the offering in which an employee is enrolled, the employee will be automatically withdrawn from the prior offering and enrolled in the new offering.

Acceleration of Certain Options

On June 28, 2004, the Committee approved an acceleration of the vesting of those stock options awarded to employees, including the named executive officers (other than the Chief Executive Officer) with an option price equal to or greater than the closing sale price of $23.38 per share on that date, as reported on the NASDAQ National Market. No options were accelerated for members of the Board of Directors. As a result of this acceleration, options to acquire approximately 1.2 million shares of the Company’s Common Stock became immediately exercisable.

On January 25, 2005, the Committee accelerated the vesting of those stock options awarded to employees, including the named executive officers (other than those awarded to the Chief Executive Officer at his time of hire, which are discussed below), having an exercise price greater than $20.24. No options were accelerated for members of the Board of Directors. The closing price of the Company’s Common Stock on the NASDAQ National Market on January 25, 2005 was $17.14. As a result of this acceleration, options to acquire approximately 220,000 shares of the Company’s Common Stock became immediately exercisable.

The Company believes the acceleration of the stock option vesting schedules will reduce the future amortization of the Company’s stock option compensation expense for fiscal 2007 and beyond and will enhance comparability of its financial statements with those of prior and future fiscal periods.

Compensation of the Chief Executive Officer

During fiscal year 2005, Nick Konidaris, the Chief Executive Officer of the Company, received a base salary of $395,000. This salary was based on Mr. Konidaris’ experience and was the result of arm’s-length negotiations between the Company and Mr. Konidaris at the time of his hire in January 2004. Mr. Konidaris also received employee profit share and a bonus under the Company’s Annual Executive Team Bonus Plan for fiscal year 2005 in the aggregate amount of $300,000. The bonus (including amounts received under the profit share) was approximately 75% of his targeted bonus amount and was determined in the same manner as other bonuses paid under the Annual Executive Team Bonus Plan described above; provided that the percentage of the individual performance measure achieved by Mr. Konidaris was determined by calculating the average of the percentages achieved by the persons directly reporting to him. In fiscal year 2005 Mr. Konidaris also was awarded options to purchase 40,000 shares of Company Common Stock, 20,000 performance-based restricted stock units and 20,000 time-based restricted stock units. In determining the long-term incentive awards made to Mr. Konidaris, the Committee took into account compensation information from peer companies. The Committee also took into account that, as an inducement to Mr. Konidaris to accept employment with the Company in January 2004, he was granted options to purchase 420,000 shares of stock and 20,000 shares of restricted stock. These grants were based upon compensation information for comparable companies as well as arm’s-length negotiations between the Company and Mr. Konidaris. In addition, the restricted stock grant represented payment for stock options Mr. Konidaris was forfeiting with his prior employer in accepting the position.

On January 25, 2005, the Committee accelerated the vesting of an option to purchase 315,000 shares of the Company’s Common Stock granted to Mr. Konidaris, so that the option became fully exercisable on August 26, 2005. The option has an exercise price of $25.71. Under the terms of the original option agreement, 105,000 shares would have vested on each of January 7, 2006, January 7, 2007 and January 7, 2008. Additionally, a stock option granted to Mr. Konidaris to purchase 40,000 shares of the Company’s Common Stock was accelerated effective January 25, 2005. The option has an exercise price of $25.50. Under the terms of the original option agreement, 10,000 shares would have vested on each of July 13, 2005, July 13, 2006, July 13, 2007 and July 13, 2008. In connection with both of these accelerations, Mr. Konidaris has agreed that the shares underlying the accelerated options may not be sold by him until the dates those shares would otherwise have been vested under the terms of the original option agreements.

Deductibility of Compensation

It is the Company’s policy to make reasonable efforts to cause executive compensation to be eligible for deductibility under section 162(m) of the Internal Revenue Code. Under section 162(m), the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers may be limited to the extent that such compensation exceeds $1 million in any one year. Under Section 162(m), the Company may deduct compensation in excess of $1 million if it qualifies as “performance-based compensation,” as defined in Section 162(m).

In recent years, compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers has been deductible by the Company even though certain compensation may not have qualified as “performance-based compensation.” However, it is possible that non-qualifying compensation paid to the Company’s executives may exceed $1 million in a taxable year and therefore limit the deductibility by the Company of a portion of such compensation. For example, some of the Company’s executives have been granted time-based restricted stock units that will vest over the next several years. The Company believes that all of the stock options granted to its executives, other than those inducement grants made to Mr. DeBakker and another executive outside of shareholder approved plans, qualify under Section 162(m) as performance-based compensation.

By the Compensation Committee:

Keith L. Thomson, Chairman
Richard J. Faubert
Jon D. Tompkins

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consisted of directors Keith L. Thomson, Richard J. Faubert, and Jon D. Tompkins during the last completed fiscal year. No Compensation Committee member is or has been an employee of the Company or has any other material relationship with the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In July 2004, the Board of Directors approved and adopted an amended Audit Committee Charter, a copy of which is attached to this Proxy Statement as Appendix D.

The Audit Committee oversees the Company’s accounting and financial reporting processes on behalf of the Board of Directors and oversees the audits of the Company’s financial statements. Management has the primary responsibility for the financial statements and the reporting processes including the systems of internal controls.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal and disclosure controls and the overall quality of the Company’s financial reporting.

In connection with the Company’s audited financial statements for the year ended May 28, 2005, the Audit Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61; and (3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and discussed with the independent auditors the independent auditors’ independence.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 28, 2005 for filing with the Securities and Exchange Commission.

By the Audit Committee:

Robert R. Walker, Chairman
Frederick A. Ball
Gerald F. Taylor

Principal Accounting Firm Fees

The following table shows the fees billed or accrued to the Company for the audit and other services provided in fiscal 2005 by KPMG LLP, the Company’s principal accounting firm.

	2005	2004
Audit Fees (1)	$ 805,583	$550,900
Audit-Related Fees (2)	$ 13,274	—
Tax Fees (3)	$ 227,776	$274,931
All Other Fees	—	—
Totals	$1,046,633	$825,831

(1)	Audit Fees represent fees for professional services performed in connection with the audit of the Company’s financial statements, including reviews of interim financial statements included in Form 10-Q, and in 2005 the audit of the company’s internal control over financial reporting.
(2)	Audit-Related Fees represent fees for assurance and related services for professional services rendered in connection with the SEC investigation relating to the Company’s restatement of its financial statements announced in March 2003.
(3)	Tax Fees represent fees billed for tax compliance, tax advice and tax planning.

All services to be provided by KPMG LLP are required to be approved by the Audit Committee in advance. The audit and audit-related services are approved annually. These services include, but are not limited to, the annual financial statement audit, statutory audits of certain foreign subsidiaries and reviews of consolidated quarterly results as reported on Form 10-Q. With respect to services for other than audit and audit-related services, at least annually the independent auditor submits to the Audit Committee for its approval anticipated engagements for the ensuing year, either at the time the Audit Committee reviews and approves the annual audit engagement, or at a time specifically scheduled for reviewing such other services. Quarterly, and in conjunction with the Audit committee’s regularly scheduled meetings, the independent auditor presents to the Audit Committee for pre-approval any proposed engagements not previously reviewed and approved. In the event that an audit or non-audit service requires approval before the next regularly scheduled meeting of the Audit Committee, the auditor must contact the Chairman of the Audit Committee to obtain such approval. The approval must be reported to the Audit Committee at its next regularly scheduled meeting.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

KPMG LLP audited the Company’s financial statements for the fiscal year ended May 28, 2005 and has been appointed to audit the Company’s financial statements for the fiscal year ending June 3, 2006. While not required, the Board of Directors is submitting this appointment for ratification by the shareholders. Representatives of KPMG LLP are expected to attend the meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.

The Board recommends a vote FOR the ratification of the selection of KPMG LLP as ESI’s independent registered public accounting firm for the 2006 fiscal year.

If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm to audit the Company’s financial statements.

PERFORMANCE GRAPH

Assumes that $100.00 was invested on June 2, 2000 in Electro Scientific Industries, Inc. Common Stock, the S&P 500 Index and the S&P Information Technology Index, and that all dividends were reinvested.

Historical stock price performance should not be relied upon as indicative of future stock price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG ELECTRO SCIENTIFIC INDUSTRIES, INC., THE S&P 500 INDEX
AND THE S&P INFORMATION TECHNOLOGY INDEX

* $100 invested on 6/2/00 in stock or on 5/31/00 in index-including reinvestment of dividends. Indexes are calculated on month-end basis.

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm
	Cumulative Total Return
	6/2/00	6/1/01	5/31/02	5/30/03	5/29/04	5/28/05
ELECTRO SCIENTIFIC INDUSTRIES, INC.	100.00	70.17	50.03	28.55	43.25	34.39
S & P 500	100.00	89.45	77.06	70.85	83.83	90.74
S & P INFORMATION TECHNOLOGY	100.00	52.63	36.95	34.91	42.58	42.97

The information contained above under the captions “Compensation Committee Report on Executive Compensation,” “Report of the Audit Committee,” and “Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 9, 2005, the Company agreed to purchase My SAP Business Suite and related software from SAP. The purchase price for the software is subject to the confidentiality provisions of the license agreement with SAP. The salesperson for SAP in the transaction was the son-in-law of Robert Chamberlain, Senior Vice President of Customer Operations of the Company. Mr. Chamberlain disclosed this relationship to the Company at the time and recused himself from the decision-making process.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Each of Mr. Konidaris, Mr. Chamberlain and Mr. Dodson inadvertently failed to timely report options granted and restricted stock units awarded in July 2004. In addition, Mr. Hanson, a retired member of the Board of Directors, inadvertently failed to timely file a Form 4 reporting the extension of the vesting period of his options after retirement in October 2004. The required filings have since been made.

OTHER MATTERS

Shareholder Proposals in the Company’s Proxy Statement

Shareholders wishing to submit proposals for inclusion in the Company’s proxy statement for the 2006 annual meeting of shareholders must submit the proposals for receipt by the Company not later than May 15, 2006.

Shareholder Proposals not in the Company’s Proxy Statement

Shareholders wishing to present proposals for action at this annual meeting or at another shareholders’ meeting must do so in accordance with the Company’s bylaws. A shareholder must give timely notice of the proposed business to the Secretary. To be timely, a shareholder’s notice must be in writing and delivered to the secretary not less than 90 days nor more than 120 days prior to the anniversary date of the proxy statement for the prior year’s annual meeting of shareholders, provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment or postponement) by more than 70 days from the anniversary of the previous year’s annual meeting, notice by the shareholder, to be timely, must be received by the Secretary no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or 10 days following the day on which public announcement of the date of the meeting was first made. A shareholder proposal must include the information specified in the Company’s bylaws, and a copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to the Company’s Secretary. The chairman of the meeting may, if the facts warrant, determine and declare that the business was not properly brought before the meeting in accordance with the Company’s bylaws. Any notice relating to a shareholder proposal for the 2006 annual meeting, to be timely, must be received by the Company between May 15, 2006 and June 14, 2006.

Shareholders who wish to submit a shareholder proposal should do so in writing addressed to the Board of Directors, c/o Chairman of the Board, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497.

Shareholder Nominations for Directors

Shareholders wishing to directly nominate candidates for the Board of Directors at an annual meeting must do so in writing, in accordance with the Company’s bylaws and delivered to the Secretary not less than 90 days nor more than 120 days prior to the date of the proxy statement for the prior year’s annual meeting of shareholders, provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment or postponement) by more than 70 days from the anniversary of the previous year’s annual meeting, notice by the shareholder, to be timely, must be received by the Secretary no earlier than

120 days before such annual meeting and no later than the later of 90 days before such annual meeting or 10 days following the day on which public announcement of the date of the meeting was first made. A shareholder proposal must include the information specified in the Company’s bylaws, and a copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to the Company’s Secretary. Shareholders wishing to make any director nominations at any special meeting of shareholders held for the purpose of electing directors must do so, in accordance with the bylaws, by delivering timely notice to the Secretary setting forth the information specified in the Company’s bylaws for annual meeting nominations. To be timely, the notice must be given not later than 10 days following the day on which public announcement is first made of the date of the special meeting and the nominees proposed by the Board of Directors to be elected at the meeting. The chairman of the meeting of shareholders may, if the facts warrant, determine that a nomination was not made in accordance with the proper procedures. If the chairman does so, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.

Transaction of Other Business

Although the Notice of Annual Meeting of Shareholders provides for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to herein. The enclosed proxy, however, gives discretionary authority in the event that any other matters should be presented.

By Order of the Board of Directors

J. Michael Dodson
Senior Vice President of Administration,
Chief Financial Officer and Secretary

Portland, Oregon
September 12, 2005

APPENDIX A

Electro Scientific Industries, Inc.
Corporate Governance Guidelines — Restated
Adopted April 21, 2005

I.	Director Selection and Qualifications

A. Selection of Board Members.    The Corporate Governance and Nominating Committee will recommend nominees for directorship to the Board of Directors. The invitation to join the Board of Directors should be extended on behalf of the Board by the Chairman of the Corporate Governance and Nominating Committee.

B. Qualifications of Directors.    The Corporate Governance and Nominating Committee is responsible for assessing on an annual basis the requisite skills and characteristics of Board members and the composition of the Board as a whole. This assessment will include the determination of independence as well as consideration of skills experience and other criteria in the context of the needs of the Company. The criteria for directors include the following:

1.	Directors should be of the highest ethical character.

2.	Directors should have reputations that enhance the image and reputation of the Company.

3.	Directors should be highly accomplished and leaders in their respective fields.

4.	Directors should have relevant expertise and experience, and be able to offer advice and guidance to the Company’s management.

5.	Directors should demonstrate sound business judgment.

6.	Directors should work with management collaboratively and constructively.

A director who is determined not to satisfy the qualifications set forth above will not be re-nominated for an additional term.

C. Director Independence.    Not less than two thirds of the members of the Board of Directors shall meet the criteria for independence as defined below. The determination of independence shall be made annually by the Board of Directors. When determining director independence, both direct and indirect relationships will be considered. To be “independent” a director must meet the standards for independence under applicable laws, rules and regulations, including the listing standards of NASDAQ. In addition, a director is not independent if he or she:

1.	Has been employed by the Company or its subsidiaries or affiliates in an executive capacity within the last five calendar years;

2.	Has received, during the current calendar year or either of the three immediately preceding calendar years, remuneration, directly or indirectly, other than de minimis remuneration, as a result of service as, or being affiliated with an entity that serves as, (i) an adviser, consultant or legal counsel to the Company or to a member of its senior management; or (ii) a significant customer or supplier of the Company;

3.	Has a personal services contract(s) with the Company, or a member of its senior management;

4.	Has been affiliated with a not-for-profit entity that receives significant contributions from the Company;

5.	Has during the current calendar year or either of the three immediately preceding calendar years, had any business relationship with Electro Scientific for which Electro Scientific has been required to make disclosure under Regulation S-K of the Securities and Exchange Commission (“SEC”), other than for service as a Director or for which relationship no more than de minimis remuneration was received in any one such year;

6.	Is employed by a public company at which an executive officer of Electro Scientific serves as a director;

7.	Has had any of the relationships described in subsections (1)-(6) above with any affiliate of the Company; or

8.	Is a member of the immediate family of any person described in subsections (1)-(7) above.

A director is deemed to have received remuneration, directly or indirectly, if remuneration, other than de minimis remuneration, was paid by the Company, its subsidiaries or affiliates, to any entity in which the director has a beneficial ownership interest of five percent or more, or to an entity by which the director is employed or self-employed other than as a director. Remuneration is deemed de minimis remuneration if such remuneration is $5,000 or less in any calendar year or, if such remuneration is paid to an entity, it (1) did not for the calendar year exceed the lesser of $5 million or one percent of the gross revenues of the entity; and (2) did not directly result in an increase in the compensation received by the director from that entity.

D. Process for Selecting, Evaluating and Nominating New Director Candidates.    The Corporate Governance and Nominating Committee will identify and evaluate candidates for Director as follows:

1.	The Committee will identify the need to add a new Board Member based upon its assessment of the composition of the Board or to fill a vacancy.

2.	The Committee initiates director searches, working with staff support, input from Board members and others, as necessary, and hiring a search if the Committee determines it desirable to do so.

3.	The Committee will consider director candidate suggestions from many sources, including shareholders. Shareholder suggestions should be submitted to Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland Oregon 97229, Attention: Chairman of the Corporate Governance and Nominating Committee. The Committee does not intend to alter the manner in which it evaluates candidates based upon whether the candidate was suggested by a shareholder. The Committee will provide a response to every submission of a candidate suggestion.

4.	Candidates who satisfy the criteria and otherwise qualify for Board membership will be submitted to the Committee for consideration. The Committee will determine whether candidates should be considered further and, if so, in what manner. The Committee may initiate contacts directly or through a search firm.

5.	The Committee will determine in its discretion whether to recommend a candidate to the Board for consideration as a Director nominee.

E. Term Limits.    The Board does not limit the number of terms for which an individual may serve as a director. Directors who have served on the Board for a period of time provide valuable insights into the operations and business of the Company based upon their experience and understanding of the Company’s history, policies and business objectives.

F. Retirement Policy.    Directors will retire from the Board upon the expiration of the term after reaching the age of 70.

G. Classified Board.    The Board is divided in to three classes with one class elected each year for a three-year term. The Board believes that the classified board promotes continuity and experience and orderly succession of Board members, which contribute to long-term shareholder value.

H. Employee Director Resignation.    When an employee director resigns or otherwise leaves or changes his or her position with the Company, the employee director should tender his or her resignation from the Board.

I. Non-employee Directors Who Change Job Responsibility; Retirement.    The Board does not believe non-employee directors who retire or change their principal occupation or business association should necessarily leave the Board; however, there should be an opportunity for the Board, through the Corporate Governance and Nominating Committee, to review the continued appropriateness of Board membership under these circumstances.

II.	Board Operations and Responsibilities

A. Chairman of the Board/Lead Director.    It is the practice of the Board to select a Chairman who qualifies as an “independent” director as defined above. If at any time the Chairman fails to meet the qualifications of independence, the Board will designate a Lead Director who qualifies as an independent director.

B. Scheduling of Full Board Meetings.    Board meetings will be scheduled in advance, ordinarily at least once every quarter. Special meetings will be held as necessary. The meetings are usually held at the Company’s principal executive office but may also be held elsewhere.

C. Executive Sessions.    At least twice each year in conjunction with regularly scheduled Board meetings, the independent directors will meet in an executive session at which employee directors are not present.

D. Agenda for Board Meetings.    The Chairman of the Board, in cooperation with the CEO will establish the agenda for each Board meeting. Every Board member may suggest matters for the agenda.

E. Attendance at Meetings.    Directors are expected to attend shareholders meetings, Board meetings and meetings of committees on which they serve and to devote the time required to discharge properly their responsibilities as directors.

F. Contacting a Board Member.    Shareholders may contact any Director, including the Chairman, by writing to them c/o the Corporate Secretary, Electro Scientific Industries, 13900 NW Science Park Drive, Portland Oregon 97229.

G. Advisors.    The Board and each committee have the power and authority to hire independent legal, financial or other advisors as they deem necessary or desirable.

H. Director Access to Officers and Employees:    Directors have full access to officers and employees of the Company. Directors will use their judgment to ensure that any such contact is not disruptive to business operation of the Company and will, to the extent not inappropriate, inform the CEO of any such communication. The Board encourages the presentation at meetings by officers and employees who can provide additional insight into matters being discussed or who have potential that the CEO believes should be given exposure to the Board. The Board encourages management to arrange presentations at Board meetings by the Company’s officers and employees and provide other reports that will enhance the flow of meaningful financial and business information to the Board. The CEO, in consultation with the Chairman of the Board, will determine which officers and employees will attend meetings of the Board or its committees.

I. Board Compensation.    The form and amount of director compensation will be determined by the Board upon the recommendation of the Compensation Committee in accordance with the policies and principles in its charter and consistent with rules promulgated by NASDAQ, including without limitation those relating to director independence and to compensation of Audit Committee members.

The Compensation Committee will review director compensation annually, as required by its charter, and recommend any changes in the form and amount of director compensation or director compensation principles to the Board when the committee determines a change is advisable. The Board is aware that questions as to director independence may be raised if, for example, (i) directors’ fees and perquisites exceed what is customary, (ii) the Company makes substantial charitable contributions with which a director is affiliated, or (iii) the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which the director is affiliated.

III.	Board Committees

A. Committees; Qualifications.    The Board will have at all times an Audit Committee, a Compensation Committee, Corporate Governance and Nominating Committee and a Technology Committee. All members of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee shall meet the qualifications of independent director set forth above. At least three members of the Audit Committee will be “financially literate” and at least one member of the Audit Committee will be a “financial expert.” The Board may also establish or maintain other committees that it deems necessary or desirable.

B. Committee Charters.    Each committee will have a charter that sets forth the purpose, duties and responsibilities of the committee.

C. Meetings; Agenda.    The Chairman of each committee, in consultation with the Chairman of the Board, committee members and appropriate management, will determine the agenda and frequency for committee meetings, consistent with any requirements set forth in Committee Charters.

D. Appointment to Committees.    Committee Members and Chairs will be appointed on an annual basis by the Board upon the recommendation of the Corporate Governance and Nominating Committee.

IV.	Director Orientation and Continuing Education

Every new Director will participate in the Company’s Orientation Program and all Directors are encouraged to keep current with corporate governance issues through continuing education or other activities. The orientation will familiarize new Directors with the Company’s strategic plans, its significant facilities, its significant financial, accounting and risk management issues, its compliance programs, its Code of Business Practices, its principal officers, and its internal and independent auditors.

V.	CEO Evaluation and Management Succession

A. CEO Evaluation.    The Compensation Committee will conduct an annual review of the CEO’s performance, as set forth in its charter. The Board of Directors will review the Compensation Committee’s evaluation in order to ensure that the CEO is providing the best leadership for the Company in the long- and short-term.

B. Management Succession.    The Compensation Committee will periodically report to the Board on succession planning and management development. The Board will work with the Compensation Committee to identify and evaluate potential successors to the CEO. The CEO should at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals. The Compensation Committee periodically reviews the leadership development programs of the Company.

VI.	Annual Performance Evaluations

In addition to the self-evaluations to be performed by each of the Audit Committee, the Compensation Committee and the Corporate Governance Committee and Nominating Committee, the Board of Directors will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Corporate Governance and Nominating Committee will oversee the evaluation process and will report annually to the Board with an assessment of the Board’s performance. The assessment will focus on the Board’s contribution to the Company and specifically focus on areas in which the Board or management believes that the Board could improve.

VII.	Management Responsibilities

A. Financial Reporting, Legal Compliance and Ethical Conduct.    The Board’s governance and oversight functions do not relieve the Company’s executive management of the primary responsibility for preparing financial statements which accurately and fairly present the Company’s financial results and condition. Executive management shall maintain systems, procedures and a corporate culture that promote compliance with legal and regulatory requirements and the ethical conduct of the Company’s business.

B. Corporate Communications.    The Board believes that executive management has the primary responsibility to communicate with investors, the press, employees and other constituencies that are involved with the Company, and to set policies for those communications.

VIII.	Miscellaneous

These guidelines, along with the Company’s Articles of Incorporation and Bylaws and the charters of the Board committees, are the framework for the governance of the Company and are intended to assist the Board in the exercise of its responsibilities. These guidelines will be reviewed periodically and may be revised by the Board from time to time. These guidelines are in addition to and are not intended to change or interpret any federal or state law.

APPENDIX B

ELECTRO SCIENTIFIC INDUSTRIES, INC.
CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
OF THE BOARD OF DIRECTORS

CHARTER

July 15, 2004

I.	PURPOSES

The Corporate Governance and Nominating Committee of Electro Scientific Industries, Inc. (the “Company”) is appointed by the Board of Directors to (a) develop and recommend to the Board a set of corporate governance principles applicable to ESI (the “Corporate Governance Guidelines”), (b) identify individuals qualified to become Board members and recommend that the independent directors on the Board nominate the identified director nominees for election, subject to any legal or contractual commitments, and (c) review the qualifications of directors eligible to become members of Board committees and recommend directors to the Board for appointment to Board committees.

II.	COMPOSITION

The Committee shall consist of at least three members of the Board, each of whom shall be an independent director under the standards for independence set forth in the Corporate Governance Guidelines.

The members of the Committee shall be appointed by the Board at the annual organizational meeting of the Board. Unless a Chair is designated by the Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership. Members may be removed by the Board at any time.

III.	AUTHORITY AND RESPONSIBILITY

1.	The Committee shall meet at least once during each fiscal year and periodically as the Committee deems necessary to fulfill its responsibilities. The Committee will record and maintain minutes of each of its meetings and make regular reports to the Board.

2.	The Committee shall develop and recommend to the Board a set of Corporate Governance Guidelines. The Committee will annually review the Corporate Governance Guidelines and recommend any proposed changes to the Board for approval.

3.	The Committee shall identify individuals qualified to become Board members, including existing directors eligible for re-election to the Board, in accordance with the Director Selection and Qualification provisions of the Corporate Governance Guidelines, and recommend to the Board the director nominees for the next annual meeting of shareholders or the nominees to fill any interim vacancies on the Board.

4.	The Committee shall annually recommend to the Board Director directors for membership on Committees of the Board, in accordance with the criteria regarding committee member qualifications set forth in the Corporate Governance Guidelines.

5.	The Committee shall annually review its own performance and this Charter and recommend to the Board any proposed changes to this Charter or to the Committee.

6.	The Committee will oversee the evaluation of the performance of the Board, and its Committees and will provide the Board an annual report regarding its assessment.

7.	The Committee has sole authority to retain and terminate any search firm used to identify director candidates or to otherwise assist the Committee and has sole authority to approve the search firm’s fees and other retention terms. The Committee also has authority to obtain advice and assistance from legal, accounting or other advisors.

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8.	The Committee is authorized to form and delegate authority to subcommittees as appropriate.

9.	The Committee will (a) review ESI’s Code Conduct and Business Practices as necessary, but not less than annually, and recommend to the Board any proposed changes to the code, and (b) monitor the reporting procedures described in the Code.

10.	The Committee will review corporate governance matters required by applicable law, rule or regulation to be included in ESI’s annual proxy statement.

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APPENDIX C

ELECTRO SCIENTIFIC INDUSTRIES, INC.
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

January 25, 2005

I.	PURPOSES

The Compensation Committee of Electro Scientific Industries, Inc. (the “Company”) is appointed by the Board of Directors to discharge the Board’s responsibilities relating to the compensation of the Company’s executives in accordance with this Charter and the Company’s Corporate Governance Guidelines. The Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company’s annual proxy statement, in accordance with applicable laws, rules and regulations.

II.	COMPOSITION

The Committee shall be comprised of at least three members of the Board, each of whom shall be an independent director under the standards for independence set forth in the Company’s Corporate Governance Guidelines.

The members of the Committee shall be appointed by the Board at the annual organizational meeting of the Board on the recommendation of the Nominating and Governance Committee. Unless a Chair is designated by the Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership. Members may be removed by the Board at any time.

III.	AUTHORITY AND RESPONSIBILITY

1.	The Compensation Committee shall meet at least semi-annually and periodically as the Committee deems necessary to fulfill its responsibilities. The Committee will record and maintain minutes of each of its meetings and make regular reports to the Board.

2.	The Committee shall annually review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and set the CEO’s compensation levels based on this evaluation. In determining the long-term incentive component of CEO compensation, the Committee should consider the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the Company’s CEO in past years. The CEO shall not attend the portion of any Committee meeting when the CEO’s compensation is determined.

3.	The Committee shall annually review and set the compensation of all officers and other key executives, including awards under all incentive-compensation plans and equity-based plans.

4.	Consistent with the Corporate Governance Guidelines, the Committee will annually review and recommend to the Board the compensation of all directors and committee members, with such recommended compensation to be consistent with the compensation levels received by directors of the Company’s peer group of companies.

5.	The Committee has the authority to (a) establish, implement and administer all incentive compensation plans, equity-based plans and employee benefit plans for directors, officers and employees of the Company, (b) determine the individuals eligible for participation consistent with the eligibility provisions of the respective programs and set performance milestones under each of those programs, and (c) make grants and awards of all types permitted under the Company’s stock option and stock incentive plans to eligible individuals in accordance with the plans approved by shareholders of the Company.

6.	The Compensation Committee shall have sole authority to retain and terminate compensation consultants to assist it in the evaluation of director, CEO and key executive compensation, and sole authority to approve

C-1

the consultant’s fees and other retention terms. The Committee shall also have authority to obtain advice and assistance from legal, accounting or other advisers.

7.	The Committee is authorized to form and delegate authority to subcommittees as appropriate.

8.	The Committee shall annually review its own performance and this Charter and recommend to the Board any proposed changes to this Charter or to the Committee.

9.	The Committee shall prepare a report to the shareholders regarding the Company’s executive compensation practices and policies for inclusion in the Company’s annual proxy statement.

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APPENDIX D

ELECTRO SCIENTIFIC INDUSTRIES, INC.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

July 15, 2004

I.	PURPOSE

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Electro Scientific Industries, Inc. (the “Company”) to assist the Board in fulfilling its oversight responsibilities with respect to:

•	the financial reports and other financial information provided by the Company to its shareholders and others;

•	the Company’s financial policies and procedures;

•	the Company’s system of internal controls;

•	the Company’s accounting and financial reporting processes;

•	the independence, qualifications and performance of the Company’s independent accountants; and

•	the Company’s tax, legal, regulatory and ethical compliance.

II.	COMPOSITION

The Committee shall be comprised of three or more directors appointed by the Board, each of whom shall be independent as determined under the standards for independence set forth in the Company’s Corporate Governance Guidelines. All members of the Committee shall be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement, and meet such other standards required by applicable law (including SEC and Nasdaq rules). At least one member of the Committee shall be an “audit committee financial expert” as defined by SEC and Nasdaq rules.

III.	MEETINGS

The Committee shall meet at least four times annually or more frequently as the Committee may deem appropriate.

The Committee will meet separately with members of management and with the Company’s independent accountants to review the financial affairs of the Company and other matters. The Committee may create subcommittees or designate Committee members for special purposes who shall report to the Committee. The Committee shall report on a regular basis its activities to the Board and shall make such recommendations to the Board as it deems appropriate. The Committee will maintain written minutes of its meetings.

IV.	RESPONSIBILITIES AND DUTIES

The Committee’s role is one of oversight. Company management is responsible for maintaining the Company’s books of account and preparing periodic financial statements and the independent accountants are responsible for auditing the Company’s annual financial statements.

To fulfill its responsibilities, the Committee will:

Documents/Reports Review

•	Discuss earnings press releases, and financial information and earnings guidance provided to analysts and rating agencies. The Committee may limit its discussion to the types of information to be disclosed and the type of presentation to be made, and it need not discuss these matters in advance of each disclosure.

•	Discuss and review with senior financial management and the independent accountants before filing the financial information contained in the Company’s quarterly reports on Form 10-Q, including: (1) disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (2) the selection, application and disclosure of the critical accounting policies and practices used; and (3) the management certifications.

•	Review with management and the independent accountants at the completion of the annual audit of the Company’s consolidated financial statements and before filing of the Annual Report on Form 10-K:

•	The Company’s annual consolidated financial statements and related footnotes;

•	Disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	The independent accountants’ audit of the financial statements and their report;

•	Any significant changes required in the independent accountants’ audit plan;

•	Any difficulties or disputes with management encountered during the course of the audit;

•	The selection, application and disclosure of the critical accounting policies and practices used;

•	Management certifications; and

•	Any additional matters related to the conduct of the audit required to be communicated to the Committee under generally accepted auditing standards, including the independent accountants’ judgment about such matters as the quality (not just the acceptability), of the Company’s accounting practices, as well as other items set forth in SAS 61.

•	Resolve any disputes between management and the independent accountants regarding financial reporting.

•	Prepare the report required to be included in the Company’s proxy statement for each annual shareholders meeting that discloses whether the Committee has reviewed and discussed the audited financial statements with management, has discussed the matters required by SAS 61 and Independence Standards Board Standard No. 1 with the independent accountants, and has recommended to the Board that the consolidated financial statements be included in the Annual Report on Form 10-K.

•	Review any reports submitted by the independent accountants, including reports relating to: (1) all critical accounting policies and practices used; (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountants; and (3) other material written communications between the independent accountants and management, such as any management letter or schedule of unadjusted differences.

•	At least annually, obtain and review a report by the independent accountants describing: (1) the independent accountants’ internal quality control procedures; (2) any material issues raised by the most recent internal quality control review, or peer review, of the independent accountants, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent accountants, and any steps taken to deal with any such issues; and (3) all relationships between the independent accountants and the Company (to assess the independent accountants’ independence).

•	Review and assess the adequacy of this Charter at least annually and recommend to the Board appropriate changes to the Charter.

Control Processes

•	Review with management and the independent accountants on a continuing basis: the adequacy and integrity of the Company’s system of accounting procedures; the Company’s financial reporting processes, both internal and external; the Company’s system of internal controls; and the disclosures regarding internal controls required by SEC rules to be contained in the Company’s periodic reports and the attestations or reports relating to such disclosure.

•	Review with the independent accountants and management the appropriateness of accounting principles followed by the Company, as well as proposed and adopted changes in accounting principles and their impact on the financial statements.

Independent Accountants

The Committee is directly responsible for the appointment, compensation, oversight, evaluation and, where appropriate, replacement of the Company’s independent accountants. The Committee has the sole authority to engage and remove the independent accountants, to approve all audit and permissible non-audit engagements, and to determine the fees to be paid. The independent accountants will report directly to the Committee.

The Committee will:

•	Pre-approve in accordance with SEC and Nasdaq rules all audit and permissible non-audit services provided to the Company by the independent accountants. The Committee may delegate this responsibility to one or more members of the Committee.

•	Obtain annually from the independent accountants a formal written statement delineating all relationships with the Company, including all non-audit services and associated fees.

•	Review and discuss with the independent accountants any disclosed relationships or services that might impact the accountants’ objectivity or independence.

•	Take appropriate action, if any, to ensure the independence of the independent accountants.

•	Conduct other reviews, as appropriate, to assist in the Committee’s oversight of the performance of the independent accountants, including, for example, reviewing the proposed audit plan each year, reviewing the proposed work plans of the independent accountants and reviewing comments from prior periods.

•	Review any reports submitted to the Committee by the independent accountants.

Legal and Ethical Compliance

•	Oversee and review periodically with management, outside counsel, and other experts, as appropriate, the programs and policies of the Company designed to ensure compliance with applicable laws and regulations, and the results of these compliance efforts.

•	Review and approve, where appropriate, all related-party transactions.

•	Oversee the process for receiving, retaining and treating complaints or concerns, including confidential and anonymous submissions by employees, regarding accounting and auditing matters and internal controls.

•	Review periodically with management, outside counsel and other experts, as appropriate, any legal and regulatory matters that may have a material impact on the financial statements.

Other Responsibilities

•	Oversee and review periodically with management the Company’s policies relating to finance, capital expenditures, investment, borrowings, currency exposures, share issuance and repurchases, risk management, asset management, information management, and the security of its intellectual and physical assets.

•	Review and discuss with the independent accountants and management any material financial or non-financial arrangements of the Company that do not appear on the financial statements of the Company.

•	Review with management funding policies and investment performance of the Company’s benefit plans.

•	Review with management other finance, tax, legal and administrative issues as directed by the Board.

•	Create and monitor policies for hiring employees or former employees of the independent accountants to avoid independence impairment.

•	Make reports and recommendations to the Board of Directors on matters within the scope of the Committee’s functions.

•	Perform a review and evaluation, at least annually, of the performance of the Committee. The Committee shall conduct such review in such manner as it deems appropriate.

•	Engage independent counsel and other advisors as it deems necessary or appropriate to carry out its duties, with funding provided by the Company.

•	In addition to the activities described above, perform such other functions as necessary or appropriate under law, the Company’s articles of incorporation, bylaws and/or audit committee charter, and the resolutions and other directives of the Board.

Please Mark Here for Addres Change or Comments	☐
SEE REVERSE SIDE

1. Election of three directors:	FOR the nominees listed to the left (except as indicated to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed to the left	2.	Ratify the appointment of KPMG LLP as ESI’s independent registered public accounting firm for the fiscal year ending June 3, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES FOR THREE-YEAR TERMS: 01 Barry L. Harmon 02 W. Arthur Porter 03 Gerald F. Taylor	☐	☐	3.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.	☐	☐	☐
Instruction:To withhold authority to vote for any nominee write that nominee’s name(s) in this space:

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD TODAY, USING THE ENCLOSED ENVELOPE.
Please sign below exactly as your name appears on this Proxy Card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. If a partnership, please sign in the partnership name by authorized persons.
If you receive more than one Proxy Card, please sign and return all such cards in the accompanying envelope.

Typed or Printed names:

Authorized Signature:

Title or authority, if applicable:

Date:

 FOLD AND DETACH HERE 

Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet	OR	Telephone	OR	Mail
http://www.eproxy.com/esio		1-800-435-6710		Mark, sign and date
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.		your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

PROXY

ELECTRO SCIENTIFIC INDUSTRIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Electro Scientific Industries, Inc., an Oregon corporation (the “Company”), hereby appoints Nicholas Konidaris and J. Michael Dodson, and each of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 1:00 p.m. on Thursday, October 20, 2005 at the Company’s executive offices located at 13900 NW Science Park Drive, Portland, Oregon, and any adjournments or postponements thereof upon the following matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. The undersigned hereby acknowledges receipt of the Company’s Proxy Statement and hereby revokes any proxy or proxies previously given.

(continued and to be signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

 FOLD AND DETACH HERE 

You can now access your Electro Scientific Industries, Inc. account online.

Access your Electro Scientific Industries, Inc. shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Electro Scientific Industries, Inc. now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

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